CHEVY CHASE® BANK

November 14, 2006

Chevy Chase Bank
Government Contractor Banking Group
7501 Wisconsin Avenue, 12th Floor
Bethesda, Maryland 20814

Peter LaMontagne
President and Chief Operating Officer
Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, MD 20850

Dear Peter:

This is in further response to the discussions between Chevy Chase Bank, as Lender, and Paradigm Holdings, Inc., as Borrower concerning the financial covenants contained in that Business Loan Agreement dated July 28, 2005 (the "Loan Agreement"). The Loan Agreement provides that the Borrower is required to meet certain financial benchmarks as of the end of the quarter ending September 30, 2006, and that the Borrower is required to provide Lender with financial statements and additional documentation within forty-five (45) days following the end of such quarter.

You have advised us that you are unable to meet the covenant requirements set forth in the Loan Agreement, and have asked that we extend the period of time for the Borrower to comply with them. We have considered your request and have decided to extend the deadline for compliance with these requirements to December 15, 2006, subject to payment of a deferral fee in the amount of $2,000.00 and provided that Borrower has provided us with specific information, including financial analysis of potential projects and equity improvements, to be set forth under separate cover. The failure of Borrower to provide the requested information on or before December 1, 2006 shall result in a withdrawal by Lender of the extension as provided herein and Borrower shall be in default under that Loan Agreement.

Please do not hesitate to contact me if you have any questions concerning the Bank's position in this matter.

Sincerely,

Thomas M. Heck-Howard
Vice President

Acknowledged By:
Paradigm Holdings, Inc.

By: ______________________
Peter LaMontagne
President and Chief Operating Officer

cc: Credit File